UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 4, 2017

MOELIS & COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-36418	46-4500216
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

399 Park Avenue, 5th Floor
New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (212) 883-3800

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 2.02 Results of Operations and Financial Condition.

In connection with a public offering of common stock, Moelis & Company (the “Company”) disclosed in a preliminary prospectus supplement, dated January 4, 2017, its preliminary expectations of its financial results for the fourth quarter and fiscal year ended December 31, 2016, based on currently available information.

In addition, the Company included certain preliminary financial information in a press release announcing the declaration of a quarterly dividend as further described in Item 8.01.  The information set forth in Item 8.01 is incorporated by reference into this Item 2.02.

For the fourth quarter ended December 31, 2016, the Company estimates that its revenues will be in the range of approximately $196 million and $200 million, compared to $174.8 million for the fourth quarter ended December 31, 2015, and for the fiscal year ended December 31, 2016, the Company estimates that its revenues will be in the range of approximately $605 million to $609 million, compared to $551.9 million for the fiscal year ended December 31, 2015. The Company’s revenues for the fiscal year ended December 31, 2016 were driven primarily by strong M&A-related activity, particularly in the U.S., which was partially offset by a decline in revenues in Europe. For the fourth quarter and fiscal year ended December 31, 2016, the Company estimates that its income before income taxes as a percentage of revenues will be at or above prior year periods, despite the estimated increase in its compensation ratio for the fiscal year ended December 31, 2016, compared to the prior year period, due to the additional tranche of incentive equity issued in early 2016 and the impact of accelerating the vesting schedule for that tranche.

The preliminary financial information included herein reflects management’s estimates based solely upon information available to the Company as of the date of hereof and is the responsibility of management. The preliminary financial results presented above are not a comprehensive statement of the Company’s financial results for the fourth quarter and fiscal year ended December 31, 2016, and the Company has not presented a range of its expected net income. When the Company’s actual financial results for such periods are finalized, they will include any adjustments necessary, in the opinion of management, for a fair presentation of such information and will also include the other financial metrics necessary for a comprehensive review of the Company’s financial results for such periods. The preliminary financial results presented above have not been audited, reviewed, or compiled by the Company’s independent registered public accounting firm, Deloitte & Touche LLP. Accordingly, Deloitte & Touche LLP does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, this information. The preliminary financial results presented above are subject to the completion of the Company’s financial closing procedures, which have not yet been completed. The Company’s audited results for the fiscal year ended December 31, 2016 will not be available until its Annual Report on Form 10-K is filed for such period and may differ materially from these estimates.

Item 8.01 Other Events.

On January 4, 2017, the Company issued a press release announcing the declaration of a quarterly dividend of $0.37 per share on its Class A common stock, an increase of $0.05 per share on its regular quarterly dividend, payable on March 17, 2017 to holders of record of such Class A common stock outstanding at the close of business on March 3, 2017. A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description
99.1	Press release of Moelis & Company dated January 4, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOELIS & COMPANY

By:	/s/ Osamu Watanabe
Name: Osamu Watanabe
Title: General Counsel and Secretary

Date: January 4, 2017

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of Moelis & Company dated January 4, 2017.